Exhibit (a)(1)(G)

Notice of Withdrawal

CIM Commercial Trust Corporation:

Tender Offer for Series L Preferred Stock

To:                            CIM Commercial Trust Corporation (the “Issuer” or the “Offeror”)

via                     (the “TASE Member”)

Re: Tender Offer for CIM Commercial Trust Corporation Series L Preferred Stock

Whereas, according to the Offer to Purchase dated October 22, 2019 (as may be amended, the “Specification”), the Issuer commenced, in accordance with the terms thereof, a regular self-purchase Offer (as such term is defined in the Specification) to purchase up to 2,693,580 shares of its outstanding Series L Preferred Stock, par value $0.001 per share (“Series L Preferred Stock”); and

Whereas, on                    , 2019 (date) at approximately                    (time), I, the undersigned, submitted an Acceptance Notice to the Offer for the tender of                     shares of Series L Preferred Stock, a copy of which is attached hereto (the “Withdrawn Acceptance Notice”); and

Whereas, I desire to withdraw the Withdrawn Acceptance Notice.

Now, therefore, I hereby notify the Offeror and the TASE Member of my irrevocable withdrawal of the Withdrawn Acceptance Notice.

[Note: Please attach a copy of the Acceptance Notice that is withdrawn, marked “Acceptance Notice Cancelled”]

This notice constitutes a “notice of withdrawal” pursuant to the Specification and is subject to all terms and conditions of the Specification.

Date	Full Name	I.D. Number or Corporation Number	Signature / Company Stamp